EXHIBIT (A)(1)




                           OFFER TO PURCHASE FOR CASH

                   UP TO THE SPECIFIED PERCENTAGE OF SHARES OF

                COMMON STOCK (INCLUDING THE ASSOCIATED RIGHTS) OF

                         DYNAMICS CORPORATION OF AMERICA

                                AT $40 PER SHARE

                             BY SB ACQUISITION CORP.

                          A WHOLLY OWNED SUBSIDIARY OF

                                 WHX CORPORATION

THE "SPECIFIED PERCENTAGE" SHALL INITIALLY MEAN THAN NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES ALREADY OWNED BY SB ACQUISITION CORP. OR WHX CORPORATION, EQUALS 19.9% OF THE OUTSTANDING SHARES. IN THE EVENT DYNAMICS CORPORATION OF AMERICA AMENDS THE "POISON PILL" RIGHTS AGREEMENT TO REDUCE BELOW 20% THE OWNERSHIP LEVEL AT WHICH A SHAREHOLDER BECOMES AN ACQUIRING PERSON, THEN THE SPECIFIED PERCENTAGE SHALL AUTOMATICALLY BE COMMENSURATELY REDUCED.

BASED ON PUBLICLY AVAILABLE INFORMATION AND AFTER TAKING INTO ACCOUNT THE 109,600 SHARES (APPROXIMATELY 2.9%) WHICH SB ACQUISITION CORP. ALREADY OWNS, THE NUMBER OF SHARES TO BE PURCHASED IS CURRENTLY UP TO 649,000.

                            ------------------------

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, APRIL 29, 1997, UNLESS THE OFFER IS EXTENDED. THE OFFER IS NOT SUBJECT TO ANY MINIMUM NUMBER OF SHARES BEING TENDERED.

                            ------------------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), SHALL HAVE EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER, AND (2) THE COMPANY NOT HAVING ENTERED INTO OR EFFECTUATED ANY AGREEMENTS WITH ANY PERSON OR ENTITY HAVING THE EFFECT OF IMPAIRING PURCHASER'S ABILITY TO ACQUIRE THE COMPANY OR OTHERWISE DIMINISHING THE EXPECTED ECONOMIC VALUE TO PURCHASER OF THE ACQUISITION OF THE COMPANY. SEE
SECTION 13. ALSO, TENDERS ARE SUBJECT TO THE SATISFACTION BY EACH TENDERING SHAREHOLDER OF THE RECORD HOLDER CONDITION (DESCRIBED BELOW).
                            ------------------------

                                    IMPORTANT

         Any shareholder desiring to tender all or any portion of such shareholder's Shares (as defined herein) should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 prior to the expiration of the Offer or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder.

         Shares shall not be deemed to be duly or properly tendered, and they will not be accepted for purchase by the Purchaser, unless (i) they are tendered to the Purchaser by the shareholders of record as of the close of business on March 14, 1997 (the "Record Holder"); or (ii) they are tendered to the Purchaser by or on behalf of a shareholder who has obtained a valid, irrevocable proxy to vote such Shares in connection with their purchase directly from the Record Holder, or pursuant to a chain of purchasers from the Record Holder whereby each successive purchaser through and including the shareholder tendering Shares to the Purchaser has obtained a valid, irrevocable proxy to vote such Shares in connection with the purchase of such Shares from the proxy owner of such Shares; or (iii) if tendered by a shareholder not meeting the criteria of subparagraph
(i) or (ii) immediately above, the Shares tendered are accompanied by a proxy duly executed by the Record Holder in favor of the shareholder tendering his Shares to the Purchaser. The requirements stated in clauses (i) - (iii) above are referred to as the "Record Holder Condition."

         A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

         The Purchaser intends to solicit proxies from shareholders of the Company at the Company's Annual Meeting of Shareholders scheduled to be held on May 2, 1997 to (i) elect to the Company's Board of Directors four nominees of the Purchaser, which, if elected, would constitute a majority of such Board of Directors, and (ii) adopt shareholder by-laws which will permit holders of at least 9.9% of the Shares to call a special meeting and permit the removal of directors at any time without cause.

         Any shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

         Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials, may be directed to the Information Agent (as defined herein) at its address and telephone number set forth on the back cover of this Offer to Purchase.


March 31, 1997

                                TABLE OF CONTENTS



                                                                            PAGE
                                                                            ----

INTRODUCTION...................................................................1
    1.   Terms of the Offer; Proration; Expiration Date........................2
    2.   Acceptance for Payment and Payment for Shares.........................6
    3.   Procedures for Tendering Shares.......................................7
    4.   Withdrawal Rights.....................................................9
    5.   Certain Federal Income Tax Consequences..............................10
    6.   Price Range of Shares; Dividends.....................................10
    7.   Certain Information Concerning the Company...........................11
    8.   Certain Information Concerning Purchaser and Parent..................15
    9.   Source and Amount of Funds...........................................17
    10.  Background of the Offer; Contacts with the Company...................17
    11.  Purpose of the Offer; The Merger Offer; Proxy
         Solicitation;  Plans for the Company.................................18
    12.  Dividends and Distributions..........................................20
    13.  Conditions of the Offer..............................................20
    14.  Certain Legal Matters; Regulatory Approvals..........................24
    15.  Fees and Expenses....................................................27
    16.  Miscellaneous........................................................27

Schedule I -- Information Concerning the Directors and
    Executive Officers of Parent and Purchaser................................29
Schedule II -- Information Concerning the Parent Nominees.....................32
Schedule III -- Transactions in the Securities of the Company.................33

TO THE HOLDERS OF COMMON STOCK OF DYNAMICS CORPORATION AMERICA:

                                  INTRODUCTION

         SB Acquisition Corp. (the "Purchaser") hereby offers to purchase up to the Specified Percentage (as defined below) of shares of common stock, par value $.10 per share (the "Shares") of Dynamics Corporation of America, a New York corporation (the "Company"), including the associated Common Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement, dated as of January 30, 1986, as amended on December 27, 1995, between the Company and First National Bank of Boston, as Rights Agent (the "Rights Agent"), at a price of $40 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

         The Purchaser is a newly-formed New York corporation and a wholly-owned subsidiary of WHX Corporation, a Delaware corporation ("Parent"). See Section 8.

         The "Specified Percentage" shall initially mean that number of Shares which, together with the Shares already owned by Purchaser or Parent, equals 19.9% of the outstanding Shares. In the event the Company amends the Rights Agreement to reduce below 20% the ownership level at which a shareholder becomes an Acquiring Person (as defined in the Rights Agreement), then the Specified Percentage shall automatically be commensurately reduced. Such decrease in the percentage of Shares sought to be purchased pursuant to the Offer shall not give rise to any extension of the expiration, proration or withdrawal dates of the Offer.

         According to the Company's Proxy Statement dated March 26, 1997, as of March 14, 1997 there were 3,815,194 Shares outstanding. Based on publicly available information and after taking into account the 109,600 Shares (approximately 2.9%) which the Purchaser already owns, the number of Shares to be purchased in the Offer is currently 649,000.

         Unless the context otherwise requires, all references to Shares shall include the associated Rights, and all references to the Rights shall include the benefits that may enure to holders of the Rights pursuant to the Rights Agreement, including the right to receive any payment due upon redemption of the Rights. The Rights are described in the Company Form 8-A (as defined in Section
7), and such description is summarized in Section 7. Based on publicly available information, Purchaser believes that as of March 30, 1997, the Rights were not exercisable, Rights certificates had not been issued and the Rights were evidenced by the Share certificates. Purchaser believes that the commencement of the Offer will not result in the declaration of a Distribution Date (as defined in Section 7) under the Rights Agreement. See Section 7.

         Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Harris Trust Company of New York, as Depositary (the "Depositary"), and Georgeson & Company Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 15.

         On March 27, 1997, Parent sent a letter to the Company regarding a proposed business combination between the Company and Parent at $40 per share (the "Merger Proposal"). See Section 10. Parent has not received a response to such letter and has decided to commence this Offer and to undertake the proxy solicitation described below in furtherance of the Merger Proposal presented to the Company.

         In addition to commencing the Offer, Purchaser intends to solicit proxies from the shareholders of the Company at the Annual Meeting of Shareholders to be held on May 2, 1997 (the "Annual Meeting") to: (i) elect to the Board of Directors four nominees of Purchaser (the "Purchaser Nominees") listed on Schedule II of this Offer to Purchase which, if elected, would constitute a majority of such Board of Directors, and (ii) adopt shareholder by-laws which will permit holders of at least 9.9% of the Shares to call a special meeting and permit the removal of directors at any time without cause (the "By-law Amendments"). The Purchaser Nominees are committed to promptly effect a merger of the Company with and into the Purchaser at a price of $40 per Share in cash. If elected, the Purchaser Nominees intend to cause the Board to take appropriate steps to allow Purchaser to acquire the entire equity interest in the Company by entering into a merger agreement with Purchaser pursuant to which (i) Purchaser would purchase the Shares pursuant to the Offer and (ii) the Merger (as defined below) would be effected. Purchaser will furnish to shareholders a written proxy statement at the earliest practicable date in accordance with application regulations. Schedule II contains information concerning the Purchaser Nominees. Purchaser has sent to the Company a demand for its shareholder list under New York law.

         In order to enable the Purchaser to vote Shares acquired in the Offer at the Annual Meeting, Shares shall not be deemed to be duly or properly tendered, and they will not be accepted for purchase by the Purchaser, unless
(i) they are tendered to the Purchaser by the Record Holders; or (ii) they are tendered to the Purchaser by or on behalf of a shareholder who has obtained a valid, irrevocable proxy to vote such Shares in connection with their purchase directly from the Record Holder, or pursuant to a chain of purchasers from the Record Holder whereby each successive purchaser through and including the shareholder tendering Shares to the Purchaser has obtained a valid, irrevocable proxy to vote such Shares in connection with the purchase of such Shares from the prior owner of such Shares; or (iii) if tendered by a shareholder not meeting the criteria of subparagraph (i) or (ii) immediately above, the Shares tendered are accompanied by a proxy duly executed by the Record Holder in favor of the shareholder tendering his Shares to the Purchaser. The form of proxy recommended by the Purchaser to be obtained by the shareholder tendering his Shares for purchase, in the event he does not meet the criterion set forth in subparagraph (i) above, is set forth in Section 1.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) ANY APPLICABLE WAITING PERIOD UNDER THE HSR ACT SHALL HAVE EXPIRED OR BEEN TERMINATED PRIOR TO THE EXPIRATION OF THE OFFER, AND (2) THE COMPANY NOT HAVING ENTERED INTO OR EFFECTUATED ANY AGREEMENTS WITH ANY PERSON OR ENTITY HAVING THE EFFECT OF IMPAIRING PURCHASER'S ABILITY TO ACQUIRE THE COMPANY OR OTHERWISE DIMINISHING THE EXPECTED ECONOMIC VALUE TO PURCHASER OF THE ACQUISITION OF THE COMPANY. SEE
SECTION 13. ALSO, TENDERS ARE SUBJECT TO THE SATISFACTION BY EACH TENDERING SHAREHOLDER OF THE RECORD HOLDER CONDITION. SEE SECTION 1.

         THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                          ---------------------------

         1.       TERMS OF THE OFFER; PRORATION; EXPIRATION DATE.

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for up to the Specified Percentage of Shares which are validly tendered prior to the Expiration Date (as hereinafter defined) and not properly withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, April 29, 1997, unless and until Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

         Shares shall not be deemed to be duly or properly tendered, and they will not be accepted for purchase by the Purchaser, unless (i) they are tendered to the Purchaser by the Record Holders; or (ii) they are tendered to the Purchaser by or on behalf of a shareholder who has obtained a valid, irrevocable proxy to vote such Shares in connection with their purchase directly from the Record Holder, or pursuant to a chain of purchasers from the Record Holder whereby each successive purchaser through and including the shareholder tendering Shares to the Purchaser has obtained a valid, irrevocable proxy to vote such Shares in connection with the purchase of such Shares from the prior owner of such Shares; or (iii) if tendered by a shareholder not meeting the criteria of subparagraph (i) or (ii) immediately above, the Shares tendered are accompanied by a proxy duly executed by the Record Holder in favor of the shareholder tendering his Shares to the Purchaser. As used in this paragraph and elsewhere herein where the context requires, the term proxy includes a substitution as a proxy. The requirements stated in clauses (i) - (iii) above are referred to as the "Record Holder Condition."

         The purpose of the foregoing requirements is to ensure that the Purchaser will be able to vote the Shares it accepts for purchase at the Annual Meeting. All persons who execute the Letter of Transmittal will thereby execute a proxy in favor of the Purchaser with respect to Shares accepted for purchase by the Purchaser. Because certain tendering shareholders will not be Record Holders, it is necessary to obtain proxies or a chain of proxies from the Record Holders; hence the requirements of clauses (ii) and (iii) of the preceding paragraph.

         The terms of the proxies referred to above are not imposed by the Purchaser except that such proxy or proxies must provide the Purchaser assurances that the Purchaser vote any Shares which it purchases, the proxy must be dated and the proxy must be duly executed in accordance with rules usually relating to proxies and the proxy should also contain the address and telephone number of the person executing the proxy. Set forth below are two forms of proxy which will be acceptable to the Purchaser. Other forms may be used, except that the requirements set forth above must be satisfied.

         If the proxy is one described in clause (ii) of the first paragraph of this Section 1, the following form will be acceptable to the Purchaser:

         The undersigned hereby irrevocably appoints

   --------------------------------------------------------------------------
           [the person to whom the Shares are sold by the undersigned]

         and the designees thereof the attorneys and proxies of the undersigned, with full power of substitution, to vote in such manner as each such attorney and proxy or his substitute shall in his sole discretion deem proper, and otherwise to act with respect to, _______ shares of the Common Stock (the "Shares") of Dynamics Corporation of America. This proxy is irrevocable (except to the extent that irrevocably is not permitted pursuant to applicable law), is granted in consideration of the purchase of some or all of the Shares and shall revoke any other proxy granted by the undersigned at any time with respect to the Shares and any such securities, and no subsequent proxies will be granted with respect thereto by the undersigned.


         ---------------------------------------       -------------------------
                  Date                                     Name

                                                    ----------------------------
                                                           Signature


                                                    ----------------------------
                                                           Address

                                                    ----------------------------
                                                           Telephone

         If the proxy is one described in clause (iii) of the first paragraph of this Section 1, the following form will be acceptable to the Purchaser:

         The undersigned hereby irrevocably appoints

         -----------------------------------------------------------------------
         [insert the name of the tendering shareholder exactly as it appears in the Letter of Transmittal]

         as a proxy to vote Shares of common stock of Dynamics Corporation of America which the undersigned owned of record as of March 14, 1997 but has sold. The person designated as proxy has full power of substitution and may appoint any other person or persons as proxy to vote such shares. In particular, the person named as proxy may substitute Messrs. Ronald LaBow or Stewart E. Tabin as proxy with respect to any Shares which may be purchased pursuant to a tender offer by SB Acquisition Corp., a wholly-owned subsidiary of WHX Corporation dated March 31, 1997.


         ---------------------------------------       -------------------------
                  Date                                     Name

                                                    ----------------------------
                                                           Signature


                                                    ----------------------------
                                                           Address

                                                    ----------------------------
                                                           Telephone



         The Purchaser will have the power to vote only those Shares which it accepts for purchase. The Offer is scheduled to terminate on Tuesday, April 29, 1997. Promptly thereafter, the Purchaser will notify the tendering shareholder as to the number of shares out of the total number of shares tendered by the shareholders which the Purchaser has accepted for purchase and which the Purchaser will vote. The notice will indicate that the tendering shareholder has the right to vote any Shares which have not been accepted for purchase.

         The Letter of Transmittal contains a box entitled "Record Ownership as of March 14, 1997." One of the three statements in that box must be checked, and the statement so specified must be accurate and correct in order for Shares to be duly and properly tendered.

         The Purchaser has been informally advised by the Staff of the Securities and Exchange Commission (the "SEC") that the Record Holder Condition is not permissible under Rule 14d-10(a)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Purchaser does not concur with that position, due to the special circumstances of the timing of the Offer in relation to the Annual Meeting and the Purchaser's intention to complete the Merger, in which all shareholders will receive the same consideration paid to shareholders who satisfy the Record Holder Condition. The Purchaser reserves the right to waive the Record Holder Condition, in its sole discretion.

         If more than the Specified Percentage are validly tendered prior to the Expiration Date and not properly withdrawn, Purchaser will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for only the Specified Percentage, on a pro rata basis, with adjustments to avoid purchases of fractional Shares, based upon the number of Shares validly tendered prior to the Expiration Date and not properly withdrawn. Currently, after giving effect to the 109,600 Shares already owned by the Purchaser, the Specified Percentage is 19.9%, or up to 649,000 Shares. Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to increase or decrease the number of Shares being purchased pursuant to the Offer and, if Purchaser in its discretion determines to so increase or decrease such number of Shares and if such action is required under the rules of the SEC, Purchaser will extend the Offer. The Purchaser does not believe that the automatic adjustment of the Specified Percentage will give rise to an extension of the expiration, proration or withdrawal dates of the Offer under Rule

14e-1(b) of the Exchange Act. The Purchaser has been informally advised by the Staff of the SEC that it does not take any position on this issue.

         Because of the difficulty of determining precisely the number of Shares validly tendered and not withdrawn, if proration is required, Purchaser would not expect to be able to announce the final results of proration or pay for Shares until at least five New York Stock Exchange, Inc. ("NYSE") trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from the Information Agent and may also be able to obtain such preliminary information from their brokers.

         Subject to the applicable regulations of the SEC, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) decline to purchase any of the Shares tendered in the Offer and terminate the Offer, and return all tendered Shares to the tendering shareholders, (ii) waive or amend any or all conditions to the Offer to the extent permitted by applicable law and, subject to complying with applicable rules and regulations of the SEC, purchase all Shares validly tendered, or (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended.

         Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in Section 13, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw its Shares in accordance with the procedures set forth in Section 4.

         Subject to the applicable regulations of the SEC, Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares in order to comply in whole or in part with any applicable law and (ii) to waive any condition or otherwise amend the Offer in any respect by giving oral or written notice of such delay, waiver or amendment to the Depositary and by making a public announcement thereof.

         Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer, and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of the second preceding paragraph), any Shares upon the occurrence of any of the conditions specified in Section 13 without extending the period of time during which the Offer is open.

         Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

         If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information. In the SEC's view, an offer should generally remain open for a minimum of five business days from the date a material change is first published, sent or given to shareholders. With respect to a change in price or a change in percentage of securities sought (other than an increase in the number of Shares sought not in excess of 2% of the outstanding Shares), a minimum ten business day period is required to allow for adequate dissemination to shareholders and investor response. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. Accordingly, if, prior to the Expiration Date, Purchaser increases or decreases the number of Shares being sought (except for a change in the Specified Percentage), or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such ten business day period.

         As of the date of this Offer to Purchase, the Rights are evidenced by the certificates representing Shares and do not trade separately. Accordingly, by tendering a certificate representing Shares, a shareholder is automatically tendering a similar number of associated Rights. If, however, pursuant to the Rights Agreement or for any other reason, the Rights detach and separate certificates representing rights ("Rights Certificates") are issued, shareholders will be required to tender one Right for each Share tendered in order to effect a valid tender of such Share.

         2.       ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, the Specified Percentage which are validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions set forth in Section 13. Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or, subject to applicable rules of the SEC, payment for, Shares in order to comply in whole or in part with any applicable law.

         In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and
(iii) any other documents required by the Letter of Transmittal. See Section 3.

         The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting payments to such tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser, regardless of any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

         If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing Shares not purchased will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

         If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

         Purchaser reserves the right to transfer or assign, in whole at any time, or in part from time to time, to Parent or one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, provided that any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

         3.       PROCEDURES FOR TENDERING SHARES.

         VALID TENDER OF SHARES. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), a proxy or proxies, in the form recommended in Section 1 if the tendering shareholder was not the Record Holder and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

         THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH A BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at each of the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in either of the Book-Entry Transfer Facilities' system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, a proxy in the form recommended in Section 1, if required in order to satisfy the Record Holder Condition, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of shares into the Depositary's account at a Book Entry Transfer Facility as described above is referred to as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

         SIGNATURE GUARANTEE. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

         If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

         GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

                  (i) the tender is made by or through an Eligible Institution;

                  (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

                  (iii) in the case of a guarantee of Shares, the Share Certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

         Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

         IN ALL CASES, SHARES SHALL NOT BE DEEMED VALIDLY TENDERED, UNLESS A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE) IS RECEIVED BY THE DEPOSITARY.

         Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, if available, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and (iii) any other documents required by the Letter of Transmittal (including those necessary to satisfy the Record Holder Condition).

         DISTRIBUTION OF RIGHTS. Holders of Shares will be required to tender one Right for each Share tendered to effect a valid tender of such Share. Unless and until the Distribution Date (as defined in Section 7 below) occurs, the Rights are represented by and transferred with the Shares. Accordingly, if the Distribution Date does not occur prior to the Expiration Date of the Offer, a tender of Shares will constitute a tender of the associated Rights. If a Distribution Date has occurred, certificates representing a number of Rights equal to the number of Shares being tendered must be delivered to the Depositary in order for such Shares to be validly tendered. If a Distribution Date has occurred, a tender of Shares without Rights constitutes an agreement by the tendering shareholder to deliver certificates representing a number of Rights equal to the number of Shares tendered pursuant to the Offer to the Depositary within three NYSE trading days after the date such certificates are distributed. Purchaser reserves the right to require that it receive such certificates prior to accepting Shares for payment. If a Distribution Date has occurred, unless the Rights are redeemed prior to the Expiration Date, shareholders who sell their rights separately from their Shares and do not otherwise acquire Rights may not be able to satisfy the requirements of the Offer for the tender of Shares. Payment for Shares tendered and purchased pursuant to the Offer will be made only after timely receipt by the Depositary of, among other things, such certificates, if such certificates have been distributed to holders of Shares. Purchaser will not pay any additional consideration for the Rights tendered pursuant to the Offer.

         DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

         Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of Parent, Purchaser, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

         APPOINTMENT AS PROXY. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and any and all noncash dividends, distributions, rights, other Shares, or other securities issued or issuable in respect of such Shares after March 14, 1997). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when, and only to the extent that, Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's shareholders, including the Annual Meeting scheduled for May 2, 1997, by written consent or otherwise, and Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

         TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

         Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.


         4.       WITHDRAWAL RIGHTS.

         Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after May 28, 1997.

         If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

         For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at a Book-Entry Transfer Facility to be credited with the withdrawn Shares.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, Purchaser, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by following the procedures described in Section 3.

         5.       CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

         The sale of Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and will likely be a taxable transaction under applicable state, local, foreign and other tax laws as well. Generally, for federal income tax purposes, a tendering shareholder will recognize gain or loss equal to the difference, if any, between the amount of cash received by the shareholder pursuant to the Offer and the aggregate tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer. Gain or loss will be computed separately for each block of Shares (i.e., Shares acquired at the same time and price) tendered and purchased pursuant to the Offer.

         If Shares are held by a shareholder as a capital asset, gain or loss recognized by the shareholder will be capital gain or loss, which will be long-term capital gain or loss if such shareholder's holding period for the Shares exceeds one year. Under present law, long-term capital gains recognized by an individual shareholder generally will be taxed at a maximum federal marginal tax rate of 28%, and long-term capital gains recognized by a corporate shareholder will be taxed at a maximum federal marginal tax rate of 35%.

         THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF INDIVIDUAL CIRCUMSTANCES. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR OTHER TAX CONSEQUENCES) OF THE OFFER AND THE MERGER.

         6.       PRICE RANGE OF SHARES; DIVIDENDS.

         According to the Company's Form 10-K for the year ended December 31, 1996 (the "Company Form 10-K") and other publicly-available information, the Shares are listed and principally traded on the NYSE. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE and the amount of cash dividends paid per Share, as reported in the Company Form 10-K for periods in 1995 and 1996 and as reported by published financial sources with respect to periods in 1997:


                                                                                                            CASH
                                                                    HIGH                LOW               DIVIDENDS
                                                                    ----                ---               ---------

YEAR ENDED DECEMBER 31, 1995:

   First Quarter ............................................     26 3/4               19 1/2               .10
   Second Quarter ...........................................     24 3/4               22 1/4               -0-
   Third Quarter ............................................     24 5/8               22 1/2               .10
   Fourth Quarter ...........................................     25 7/8               21 5/8               -0-


YEAR ENDED DECEMBER 31, 1996:

   First Quarter ............................................     24 7/8               22 1/8               .10
   Second Quarter ...........................................     27 7/8               23 1/4               -0-
   Third Quarter ............................................     29 1/8               25                   .10
   Fourth Quarter ...........................................     29 1/4               27 7/8               -0-

YEAR ENDED DECEMBER 31, 1997:

   First Quarter (through March 27, 1997) ...................     33 1/4               26 1/2               .10



         On March 27, 1997, the last trading day prior to the commencement date of the Offer, the reported closing sales price of the Common Shares on the NYSE Composite Tape was $331/8 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

         7.       CERTAIN INFORMATION CONCERNING THE COMPANY.

         Except as otherwise noted below, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the
Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

         The Company is a New York corporation whose principal executive offices are located at 475 Steamboat Road, Greenwich, Connecticut 06830-7197. The Company is a diversified manufacturer of commercial and industrial products founded in 1924. The Company's seven plants are located in California, Connecticut, Ohio and Pennsylvania. Its five separate business units manufacture electronic components such as heat dissipators and Zero Insertion force (ZIF(tm)) printed circuit board retainers, frequency control components and oscillators; commercial and consumer appliances sold under the Waring(R), Acme Juicerator(R), Qualheim(tm), Blendor(R), NuBlend(R) and Touchblend(tm) tradenames; air distribution products and systems sold under the Anemostat(R), Anemotrak(R) and Envirotrak(R) tradenames; vision frames and louvers for fire rated doors; and air conditioning and related equipment for power plant and other applications, and mobile vans and transportable shelters (including the Environ(R)) for specialized electronic and medical diagnostic equipment such as CT and MRI scanners.

         The Company also invests from time to time in shares of other businesses. The Company currently holds a 44.1% stake in CTS Corporation ("CTS"), an Indiana corporation whose principal executive offices are located at 905 West Boulevard North, Elkhart, Indiana 46514. CTS was incorporated in 1929 as a successor to a company founded in 1896 and its shares are listed on the New York Stock Exchange (trading symbol: CTS). CTS develops, manufacturers and sells electronic and electromechanical components and subsystems for the automotive, communications equipment, data processing, defense and aerospace, instruments and controls and consumer electronic markets. As described in Parent's letter to the Company dated March 27, 1997, Parent has no interest in increasing the equity stake which the Company holds in CTS, or in changing the nature of the current relationship between the two companies. See Section 10.

         FINANCIAL INFORMATION ON THE COMPANY. Set forth below is a summary of certain consolidated financial information with respect to the Company and its subsidiaries for its fiscal years ended December 31, 1996, 1995 and 1994, excerpted from financial statements presented in the Company Form 10-K and other documents filed by the Company with the SEC. More comprehensive financial information is included in such reports (including management's discussion and analysis of results of operations and financial position) and other documents filed by the Company with the SEC, and the financial information summary set forth below is qualified in its entirety by reference to such reports and other documents, which are incorporated herein by reference, and all the financial information and related notes contained therein. The Company Form 10-K and such other documents may be examined and copies may be obtained from the officers of the SEC or the NYSE in the manner set forth below.

                         DYNAMICS CORPORATION OF AMERICA

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    Year Ended December 31,
                                                                    ------------------------------------------------

                                                                         1996                1995             1994
                                                                         ----                ----             ----
INCOME STATEMENT DATA:
Net Sales ................................................         $   129,206         $   114,164         $107,700
Income (loss) from continuing operations before equity
         investment in CTS ...............................                  76               1,364            5,106
Income from equity investment in CTS .....................              10,280               4,411            3,618
Income from continuing operations ........................              10,356               5,775            8,724
INCOME PER COMMON SHARE INFORMATION:
         Continuing Operations ...........................                2.71                1.50             2.25
         Reclassification of provision for
         Fermont disposition .............................                 .07                 .25              --
         Net income ......................................                2.78                1.75             2.25
         Dividends per common share ......................                 .20                 .20              .20



                                                                                         At December 31,
                                                                              -----------------------------------

                                                                                 1996                 1995
                                                                                 ----                 ----
BALANCE SHEET DATA:
Total Current Assets......................                                     $49,350               $50,793
Equity Investment in CTS..................                                      84,046                77,180
Total Assets..............................                                     140,736               134,301
Total Liabilities.........................                                      25,698                28,827
Total Shareholders' Equity................                                     115,038               105,474


         FINANCIAL INFORMATION ON CTS. Set forth below is a summary of certain consolidated financial information with respect to CTS and its subsidiaries for its fiscal years ended December 31, 1996, 1995 and 1994, excerpted from financial statements presented in CTS' Annual Report on Form 10-K for the year ended December 31, 1996 (the "CTS Form 10-K") and other documents filed by CTS with the SEC. More comprehensive financial information is included in such reports (including management's discussion and analysis of results of operations and financial position) and other documents filed by CTS with the SEC, and the financial information summary set forth below is qualified in its entirety by reference to such reports and other documents, which are incorporated herein by reference, and all the financial information and related notes contained therein. The CTS Form 10-K and such other documents may be examined and copies may be obtained from the officers of the SEC or the NYSE in the manner set forth below.

                                 CTS CORPORATION

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                       Year Ended December 31,
                                                           --------------------------------------
                                                               1996             1995             1994
                                                               ----             ----             ----

INCOME STATEMENT DATA:
Net Sales ............................................      $321,297          $300,157        $268,707
Earnings before Taxes ................................        33,602            27,684          21,487
Net Earnings .........................................        21,170            17,164          13,967
INCOME PER COMMON SHARE INFORMATION:
         Net Earnings Applicable to Common Stock .....      $   4.03          $   3.30        $   2.70
         Dividends declared ..........................           .69               .60             .45


                                                                             At December 31,
                                                                       -----------------------
                                                                         1996           1995
                                                                         ----           ----

BALANCE SHEET DATA:
Total Current Assets ...........................                      $138,201        $126,113
Net Property, Plant and Equipment ..............                        56,103          50,696
Total Assets ...................................                       249,372         227,127
Total Liabilities ..............................                        83,140          80,874
Total Shareholders' Equity .....................                       166,232         146,253


         The Company and CTS are subject to the information and reporting requirements of the Exchange Act and are required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's and CTS' directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's and CTS' securities, any material interests of such persons in transactions with the Company or CTS and other matters is required to be disclosed in proxy statements distributed to the Company's and CTS' shareholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the SEC: Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information. The common shares of the Company and CTS are listed on the NYSE, and reports, proxy statements and other information concerning the Company or CTS should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         THE RIGHTS. The following is based upon the Company's Form 8-A, dated January 30, 1986 (the "Company Form 8-A"), and the Company Form 8-K, dated as of December 27, 1995, filed with the SEC.

         On January 30, 1986, the Board of Directors of the Company declared a distribution of one Preferred Stock Purchase Right (a "Right") on each outstanding Share to be distributed February 14, 1986. Under the Rights Agreement, dated as of January 30, 1986, as amended on December 27, 1995, between the Company and the First National Bank of Boston (the "Rights Agreement"), each Right entitles the holder to purchase one one-hundredth of a share of Series A Cumulative Preferred Stock (the "Preferred Stock") at an exercise price of $80.00, subject to certain adjustments.

         The Rights will be represented by the Share certificates and will not be exercisable, or transferable apart from the Shares, until 10 days after the public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, the beneficial ownership of 20 percent or more of the Shares in a transaction not approved by the Company's Board of Directors prior to such transaction (an "Acquiring Person"), or has commenced or intends to commence a tender offer for 25 percent or more of the Shares. As soon as practicable after such date (the "Distribution Date"), separate certificates evidencing the Rights will be mailed to holders of record of Shares as of the close of business on the Distribution Date and such separate certificates alone will evidence the Rights.

         In the event that, after the Distribution Date, the Company is acquired in a merger or other business combination transaction, provision will be made so that each holder of Rights will be entitled to purchase, upon the exercise thereof at then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a value equal to two times the exercise price of the Right. In the event that the Company is the surviving corporation in such merger and the Shares are not changed, each Right would become exercisable for that number of shares of Preferred Stock having a market value of two times the exercise price of the Right.

         The Rights are redeemable in whole, but not in part, at $0.05 per Right prior to a person or group of affiliated or associated persons acquiring beneficial ownership of at least 20 percent of the Shares. The Rights will expire on February 14, 2006 (unless the Rights are earlier redeemed by the Company).

         The First National Bank of Boston, 100 Federal Street, Boston, Massachusetts 02110, Attention: Shareholders Services Division, is the Rights Agent.

         The purchase price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of Preferred Stock of certain rights or warrants to subscribe for shares of Preferred Stock or convertible securities at less than the current market price of the Preferred Stock or (iii) upon the distribution to holders of Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends out of earnings or retained earnings or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above.) With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

         The Preferred Stock purchasable upon exercise of the Rights will be nonredeemable. Each share of Preferred Stock will be entitled to an aggregate dividend of 100 times the dividend declared on the Common Stock, but in no event less than semiannual dividends of $240 per share. In the event of liquidation, the holders of the Preferred Stock will receive a preferred liquidation payment equal to the greater of $8,000 per share and 100 times the payment made per share of Common Stock. Each share of Preferred Stock will have 100 votes, voting together with the voting Common Stock. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash or other property, each share of Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. The foregoing rights of the Preferred Stock are protected against dilution in the event additional shares of Common Stock are issued.

         The foregoing summary of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Company Form 8-A, the text of the Rights Agreement as an exhibit thereto filed with the SEC and subsequent amendments to the Rights Agreement as filed with the SEC. Copies of these documents may be obtained in the manner set forth above.

         Shareholders are required to tender one associated Right for each Share tendered in order to effect a valid tender of such Share. If the Distribution Date does not occur prior to the Expiration Date, a tender of Shares will automatically constitute a tender of the associated Rights. See Section 3. In the event the Company reduces below 20% the ownership percentage to become an Acquiring Person, the Specified Percentage will be commensurately reduced. See Introduction and Section 1.

         8.       CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

         PURCHASER. Purchaser is a New York corporation which was recently organized in connection with the Offer. The principal offices of Purchaser are located at 110 East 59th Street, New York, NY 10022. Purchaser is a wholly owned subsidiary of Parent. Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not expected that Purchaser will have any significant assets or liabilities or engage in activities other than the ownership of approximately 2.9% of the Shares and those activities incident to the transactions contemplated by the Offer.

         PARENT. Parent is a Delaware corporation with its principal executive offices located at 110 East 59th Street, New York, NY 10022.

         Parent, through its subsidiaries, is the ninth largest domestic integrated steel manufacturer. Parent manufactures a wide variety of flat-rolled products for construction, container, converter/processor, steel service center, automotive and other markets as well as fabricated steel products for the construction, highway and agricultural markets. Flat-rolled products consist of a variety of sheet products, including hot-rolled, cold-rolled, galvanized and pre-painted products, and tin mill products. Fabricated steel products include roof deck, culvert, highway and other products.

         Parent's financial results for 1996 reflect a strike by the United Steelworkers of America ("USWA") which began October 1, 1996 and has continued to date. No steel products are being produced or shipped at eight of Parent's plants located in Ohio, Pennsylvania and West Virginia which are subject to the work stoppage. These facilities represent approximately 80% of the tons shipped by Parent on an annual basis. Parent experienced a net loss of approximately $34.6 million in the strike-affected fourth quarter of 1996, and would expect to incur material losses for the duration of the work stoppage. Although Parent has been negotiating with the USWA to end the work stoppage on terms satisfactory to Parent, there can be no assurance that these negotiations will be successful, and it is unclear how long the work stoppage will continue and the impact it will have on Parent. Depending on the length of the work stoppage, Parent's financial condition and liquidity may be materially adversely affected. However, Parent does not believe that the work stoppage will affect its ability to complete the Offer or the Merger Proposal.
See Section 9.

         FINANCIAL INFORMATION. Set forth below is a summary of certain consolidated financial information with respect to Parent and its subsidiaries for its fiscal years ended December 31, 1995 and 1994, and for the nine months ended September 30, 1996, excerpted from financial statements presented in Parent's 1996 Annual Report on Form 10-K filed with the SEC. More comprehensive financial information is included in such reports (including management's discussion and analysis of results of operations and financial position) and other documents filed by Parent with the SEC, and the financial information summary set forth below is qualified in its entirety by reference to such reports, which are incorporated herein by reference, and all the financial information and related notes contained therein.

                                 WHX CORPORATION

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                                        Year Ended December 31,
                                                                            ------------------------------------------------

                                                                              1996                1995               1994
                                                                              ----                ----               ----
INCOME STATEMENT DATA:
Net sales...............................................                   $1,232,696        $1,364,614         $1,193,878
Income before taxes.....................................                      (3,449)           100,075            110,725
Net (loss) income.......................................                          658            78,018             76,381
INCOME PER COMMON SHARE INFORMATION:
         Dividend Requirement for Preferred Stock.......                       22,313            22,875             13,177
         Net Income (loss) Applicable to Common Stock...                     (21,655)            55,143             63,204
         Income (loss) per share of Common Stock........
                  Primary...............................                        (.82)              2.07               2.19
                  Fully Diluted.........................                        (.82)              1.73               1.89



                                                                                         At December 31,
                                                                             -------------------------------------

                                                                               1996                         1995
                                                                               ----                         ----

BALANCE SHEET DATA:
Total Current Assets....................................                  $  737,731                     $797,649
Property, Plant and Equipment at cost, less                                  755,412                      793,319
  accumulated depreciation and amortization.............
Total Assets............................................                   1,718,779                    1,796,467
Total Liabilities.......................................                     998,571                    1,021,674
Total Shareholders' Equity..............................                     714,437                      768,405


         Parent is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and other matters is required to be disclosed in proxy statements distributed to Parent's shareholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection and copies may be obtained in the same manner as set forth for the Company and CTS in Section 7. The shares of Parent common stock are listed on the NYSE, and reports, proxy statements and other information concerning Parent should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent and Purchaser are set forth in Schedule I hereto.

         OWNERSHIP OF SHARES. Currently, the Purchaser owns 109,600 Shares, all of which were acquired by Parent and transferred to the Purchaser in the past 30 days. An affiliate of the Parent acquired 80,000 of such Shares from Steel Partners II, L.P. ("Steel Partners") and an entity affiliated with Steel
Partners Services, Ltd. ("Steel Services") on March 13, 1997 at a price of $32 1/2 per Share (the prevailing market price on that date). Based on publicly available information, Mr. Warren Lichtenstein is the sole executive officer and managing member of a limited liability company which is the general partner of Steel Partners and the sole executive officer and shareholder of Steel Services. Mr. Ronald LaBow, Chairman of Parent, and Mr. Lichtenstein have had business dealings with each other for several years, and Mr. LaBow has known about Steel Partners' and Steel Services' ownership interest in the Company since late 1994 or early 1995. Earlier this month, Mr. LaBow contacted Mr. Lichtenstein and asked if Steel Partners and Steel Services, which owned an aggregate of 209,700 Shares (approximately 5.5% of the outstanding Shares), would be willing to sell all of their Shares to Parent or establish a joint arrangement in which Parent might acquire additional Shares. Mr. Lichtenstein responded that the entire ownership position of Steel Partners and Steel Services was not available by sale and that there was no desire for such entities to act in concert with Parent, inasmuch as he and his affiliates wished to remain free to make investment decisions concerning their Shares in their sole discretion and without consultation with others. However, Mr. Lichtenstein did indicate a willingness to sell a portion of the Shares held by his affiliates. After negotiation regarding the amount and price for such a sale, Mr. Lichtenstein agreed to sell 80,000 Shares to Parent as described above. Parent expressly disclaims that it is acting as a "group" or otherwise in concert with Steel Partners, Steel Services, Mr. Lichtenstein or any of their respective affiliates in respect to any remaining Shares which they may currently own or acquire in the future.

         Except as set forth in Schedule III of this Offer to Purchase, neither Parent nor Purchaser, nor, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of such persons, beneficially owns any equity security of the Company, and neither Parent nor Purchaser, nor, to the best knowledge of Parent or Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

         Except as set forth in this Offer to Purchase, neither Parent nor Purchaser, nor, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither Parent nor Purchaser, nor, to the best knowledge of Parent or Purchaser, any of the persons listed in
Schedule I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the SEC.

         Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or Purchaser, or their respective subsidiaries, or, to the best knowledge of Parent or Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets.

         9.       SOURCE AND AMOUNT OF FUNDS.

         Purchaser estimates that the total amount of funds required to purchase Shares pursuant to the Offer and to pay all related costs and expenses will be approximately $26 million. Purchaser plans to obtain such funds through capital contributions or advances made by Parent. As of December 31, 1996 Parent had available over $400 million in cash and cash equivalents.

         10.      BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

         In the ordinary course of Parent's long-term strategic review process, Parent and its subsidiaries routinely analyze potential combinations with various companies. Recently, Parent has placed particular emphasis on studies of the Company, considering it to be an ideal candidate for such a combination.

         On March 27, 1997, Parent sent the following letter to the Chairman of the Company regarding a proposed business combination between the Company and
Parent:

"Dear Mr. Lozyniak:

         We are writing to propose a business combination between our companies and to express a desire that we work together to accomplish this transaction on an amicable, negotiated basis.

         The Board of Directors of WHX has authorized me to present an offer to acquire in a merger transaction all of the outstanding shares of common stock of Dynamics Corp. at a price of $40 per share. This proposal represents a premium of 16% over the current market price and nearly 30% over the market price at year-end.

         In making this proposal, please be advised that we have no interest in increasing the equity stake which Dynamics Corp. holds in CTS Corporation, or in changing the nature of the current relationship between the two companies.

         This proposal is subject to negotiation and execution of appropriate definitive agreements containing customary and mutually acceptable representations, warranties, terms and conditions. In pursuing this transaction, we would expect representatives from your Board of Directors to join the board of the combined enterprise and the senior management of your company to stay with the combined enterprise under mutually satisfactory arrangements.

         We are confident of our ability to complete this transaction on these terms. In this respect, please note that as of December 31, 1996 we have available over $400 million in cash and cash equivalents.

         We are certain that, upon reflection, your Board of Directors will recognize the fine opportunity which a combination with WHX represents for your stockholders. Our objective is to work with you in a professional and constructive manner to complete our proposal so that the best interests of your stockholders and employees can be served. Please be advised that we would be prepared to increase our offer if additional information which may be provided about your company demonstrates that a higher price is warranted.

         We are willing to discuss with you or a committee of your directors all aspects of our proposal and to answer any questions which you may have. I and other representatives of WHX are available to meet with you for this purpose at any time. If we do not hear from you by the close of business on Friday, March 28, we are authorized to present this proposal directly to your stockholders, through a proxy solicitation at the upcoming annual meeting and through a cash tender offer.

                                                Very truly yours,

                                                /s/ Ron LaBow

                                                Ron LaBow
                                                Chairman of the Board"


         Parent has not received a response to this letter and has decided to commence this Offer and the proxy solicitation described below in furtherance of the Merger Proposal.

         11. PURPOSE OF THE OFFER; THE MERGER OFFER; PROXY SOLICITATION; PLANS FOR THE COMPANY.

         PURPOSE OF THE OFFER. The purpose of the Offer is for Parent, through Purchaser, to acquire a significant equity interest in the Company as the first step in a business combination of Parent and the Company. The purpose of the Merger would be to acquire all outstanding Shares not acquired pursuant to the Offer or otherwise.

         THE MERGER PROPOSAL. Parent and Purchaser currently intend, as soon as practicable following completion of the Offer, to seek to consummate the Merger. Parent and Purchaser intend that in the Merger, each then outstanding Share (other than Shares owned by Parent, Purchaser or any of their wholly owned subsidiaries and Shares held in the treasury of the Company) and the shares of the Company's non-voting common stock would be converted into the right to receive $40 in cash, without interest. Pursuant to the New York Business Corporation Law ("NYBCL"), consummation of the Merger would require the adoption of a resolution by the Company's Board of Directors approving the Merger and the affirmative vote of the holders of two-thirds of all of the Shares entitled to vote. Consummation of the Merger would also require approval by Parent, as the sole shareholder of Purchaser.

         PROXY SOLICITATION. In addition to commencing the Offer, Purchaser intends to solicit proxies from the shareholders of the Company at the Annual Meeting to (i) elect to the Purchaser Nominees listed on Schedule II of this Offer to Purchase, which, if elected, would constitute a majority of such Board of Directors, and (ii) adopt the

By-law Amendments. The Purchaser Nominees are committed to promptly effect a merger of the Company with and into the Purchaser at a price of $40 per Share in cash.

         Purchaser has determined to seek the election of the Purchaser Nominees to succeed the four of seven members of the incumbent Board who are currently standing for re-election at the Annual Meeting. The Purchaser Nominees are committed to maximizing shareholder value by removing any impediments to the Merger Proposal created by the Company's current Board. If elected, the Purchaser Nominees intend to cause the Board to take appropriate steps to allow Purchaser to acquire the entire equity interest in the Company by entering into a merger agreement with Purchaser pursuant to which (i) Purchaser would purchase the Shares pursuant to the Offer and (ii) the Merger would be effected. Purchaser believes that the interests of shareholders will be best served by replacing a majority of the incumbent directors with a new slate of directors committed to effecting the Merger.

         Purchaser will furnish a written proxy statement at the earliest practicable date in accordance with applicable regulations. Schedule II contains information concerning the Purchaser Nominees.

         Purchaser believes that, if elected, the Parent Nominees will redeem the Rights, terminate the Rights Agreement or take such other action as is necessary to remove any impediments to the Merger. Although Parent and Purchaser intend to seek consummation of the Merger as soon as practicable following the purchase of Shares pursuant to the Offer, the outcome of the proxy solicitation and certain terms of the Rights may affect the ability of Parent and Purchaser to obtain control of the Company and to consummate the Merger. Accordingly, the exact timing, price, form of consideration and other terms of the Merger will depend on a variety of factors and legal requirements, the actions of the Board, the number of Shares acquired by Purchaser pursuant to the Offer and whether the certain conditions are satisfied or waived. Parent and Purchaser can give no assurance that the Merger will be consummated or as to the timing of the Merger if it is consummated. Although Parent and Purchaser currently intend to propose the Merger generally on the terms described above, it is possible that, as a result of substantial delays in Parent and Purchasers' ability to effect such a transaction, information hereafter obtained by Parent and Purchaser, changes in general economic or market conditions or in the business of the Company, the applicability of certain of the matters described below, or other presently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms. Although they have no current intention to do so, Parent and Purchaser expressly reserve the right not to propose the Merger or to propose such a transaction on terms other than those described above.

         In connection with the Offer and during its pendency, or in the event the Offer is terminated or not consummated, or after the expiration of the Offer and pending the consummation of the Proposed Merger, in accordance with applicable law and subject to the terms of any merger agreement that it may enter into with the Company, Parent and Purchaser (alone or through affiliates) may explore any and all options which may be available to them. Parent and Purchaser reserve the right to acquire additional Shares after consummation of the Offer in open market purchases, through a tender offer, in privately negotiated transactions or otherwise, in order to obtain a sufficient number of Shares to approve the transactions contemplated hereby, provided that such purchases will not exceed such amount so as to cause a Distribution Date under the Rights Agreement to be declared.

         The Commission has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the per Share price paid pursuant to the Offer. However, in the event that the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and the proxy solicitation and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby shareholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to the shareholders other than the Purchaser, the Parent and their affiliates in the Merger or such alternative transaction, be filed with the Commission and disclosed to shareholders prior to consummation of the Merger or such alternative transaction.

If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or alternative transaction.

         THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S SHAREHOLDERS. ANY SUCH SOLICITATION WHICH PURCHASER OR PARENT MIGHT MAKE WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

         PLANS FOR THE COMPANY. Purchaser and Parent have no present intention to make any significant changes in the business strategies of the Company, and they have not identified any specific assets, corporate structure, or other business strategy which warrants change. However, Purchaser has made a preliminary review of, and will continue to review, on the basis of available information, various possible business strategies that it might consider if it acquires control of the Company. If Purchaser acquires control of the Company, Purchaser intends to conduct a detailed review of the Company and its assets, pension plans, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider what, if any, changes or sale of assets would be desirable in light of the circumstances which then exist. As noted in Parent's letter to the Company dated March 27, 1997, if Purchaser acquires control of the Company Purchaser does not intend to purchase additional shares of CTS or otherwise change the current relationship between the Company and CTS. See Section 10.

         Except as noted in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its board of directors, management or personnel.

         12.      DIVIDENDS AND DISTRIBUTIONS.

         If, on or after the date of this Offer to Purchase,  the Company should
(i) split, combine or otherwise change the Shares or its capitalization, (ii) issue or sell any additional securities of the Company or otherwise cause an increase in the number of outstanding securities of the Company or (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, then, without prejudice to Purchaser's rights under Sections 1 and 13, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the purchase price and other terms of the Offer and the Merger, including, without limitation, the amount and type of securities offered to be purchased.

         If, on or after the date of this Offer to Purchase, the Company should declare or pay any dividend on the Shares, other than regular semi-annual dividends not to exceed $.10 per Share, or make any distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to shareholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under Sections 1 and 13, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced by the amount of any such cash dividend or cash distribution, and (ii) any such non-cash dividend, distribution or right to be received by the tendering shareholders will be received and held by such tendering shareholders for the account of Purchaser and will be required to be promptly remitted and transferred by each such tendering shareholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount of value thereof, as determined by Purchaser in its sole discretion.

         13.      CONDITIONS OF THE OFFER.

         Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer as to any Shares not then paid for, if in the sole judgment of Purchaser, at any time on or after March 27, 1997 and prior to the acceptance for payment of, or payment for, such Shares, any of the following events shall occur or shall be determined by Purchaser to have occurred:

                  (a) there shall have been  threatened,  instituted  or pending any action, proceeding, claim or application by any government or governmental regulatory or administrative authority or agency, domestic, foreign or supranational, or by any other person, domestic or foreign, before any court or governmental, regulatory or administrative agency, authority or tribunal, domestic, foreign or supranational, that
         (i) challenges or seeks to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit, or which is likely to impose, in the sole judgment of Purchaser, voting, procedural, price or other requirements and federal securities law in connection with the acquisition of Shares by Purchaser or any of its affiliates, the making of the Offer, the acceptance for payment of or payment for Shares by Purchaser or any of its affiliates or the consummation of the Merger or any other business combination involving the Company or the performance of any of the contracts or other arrangements entered into by Purchaser or any of its affiliates in connection with the acquisition of the Company, seeking to obtain any material damages as a result thereof or otherwise directly or indirectly relating to the Offer or the Merger or such other business combination, (ii) seeks to restrain, prohibit or limit the exercise of full rights of ownership or operation by Purchaser or any of its affiliates of all or any portion of the business or assets of the Company or any of its subsidiaries or Purchaser or any of its affiliates or to compel Purchaser or any of its affiliates to dispose of or to hold separately all or any portion of the business or assets of the Company or any of its subsidiaries or Purchaser or any of its affiliates, (iii) seeks to impose or confirm limitations on the ability of Purchaser or any of its affiliates effectively to acquire or hold or to exercise full rights of ownership of Shares, including without limitation the right to vote the Shares acquired or owned by the Parent or Purchaser or any of its affiliates on all matters properly presented to the shareholders of the Company, or the right to vote any shares of capital stock of any subsidiary directly or indirectly owned by the Company, (iv) seeks to require divestiture by the Parent or Purchaser or any of its affiliates of any Shares, (v) might result, in the sole judgment of Purchaser, in a diminution of the benefits expected to be derived by Purchaser or any of its affiliates as a result of the Offer or the Merger or any other business combination involving the Company, or in a diminution of the value of the Shares or the Company or any of its subsidiaries to Purchaser or any of its affiliates, or (vi) challenges or adversely affects the Merger or any other business combination involving the Company; or

                  (b) other than the application of the waiting periods under the HSR Act and the necessity for the approvals and other actions by any domestic (federal and state) or foreign or supranational governmental, administrative or regulatory agency described in Section 14, there shall have been proposed, sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer, the Merger or any other business combination involving the Company, by any government or governmental, regulatory or administrative agency or authority or by any court or tribunal, in each case whether domestic, foreign or supranational, any statute, rule, regulation, judgment, decree, decision, order or injunction that, in the sole judgment of Purchaser, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above; or

                  (c) any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, shareholders' equity, financial condition, capitalization, licenses, franchises, permits, operations, results of operations or prospects of the Company or any of its subsidiaries, affiliates or CTS (or Purchaser shall have become aware thereof) or in general economic or financial market conditions in the United States or abroad that, in the sole judgment of Purchaser, is or may be materially adverse to the Company or any of its subsidiaries or affiliates, or Purchaser shall have become aware of any facts that, in the sole judgment of Purchaser, have or may have material adverse significance with respect to either the value of the Company or any of its subsidiaries or affiliates or CTS, or the value of the Shares to the Parent or Purchaser or any of its affiliates; or

                  (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the United States over-the-counter market,
         (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material adverse change (or any existing or threatened condition, event or development involving a prospective material adverse change) in United States or any other currency exchange rates or a suspension of, or a limitation on, the markets therefor, (iv) any other material adverse change in the market price of the Shares, the shares of CTS or in the United States securities or financial markets generally, including without limitation, a decline of at least 10% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 index from March 31, 1997 through the date of termination or expiration of the Offer, (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (vi) any limitation (whether or not mandatory) by any governmental authority or any other event that, in the sole judgment of Purchaser, may have material adverse significance with respect to the extension of credit by banks or other lending institutions or the financing of the Offer or the Merger or any other business combination involving the Company or (vii) in the case of any of the situations described in clauses (i) through (vi) above existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

                  (e) a tender or exchange offer for some or all of the Shares shall have been publicly proposed to be made or shall have been made by another person (including the Company or any of its subsidiaries or affiliates), or it shall have been publicly disclosed or Purchaser shall have otherwise deemed that (i) any person, entity (including the Company or any of its subsidiaries or affiliates) or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 10% of any class or series of capital stock of the Company (including the Shares) through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 10% of any class or series of capital stock of the Company (including the Shares), other than acquisitions for bona fide arbitrage purposes only and other than as disclosed in a Schedule 13D or 13G on file with the Commission prior to March 31, 1997, (ii) any such person, entity or group which, prior to such date, had filed such a Schedule with the Commission, shall have acquired or proposed to acquire, through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) constituting 2% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of shares of any class or series of capital stock of the Company (including the Shares) constituting 2% or more of any such class or series, (iii) any person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender or exchange offer for some or all the Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries or affiliates or (iv) any person, entity or group shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any assets or securities of the Company or any of its subsidiaries; or

                  (f) the Company or any of its subsidiaries shall have, directly or indirectly, (i) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Shares or its capitalization, (ii) acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, any outstanding Shares (other than a redemption of the Rights in accordance with the terms of the Rights Agreement as publicly disclosed to be in effect on March 31, 1997) or other securities of the Company or any subsidiary thereof, (iii) issued, distributed or sold, or authorized, proposed or announced the issuance, distribution or sale of, (A) any additional Shares, shares of any other class or series of capital stock, other voting securities, or any securities convertible into or exchangeable or exercisable for any of the foregoing, or options, rights or warrants, conditional or otherwise, to acquire any of the foregoing in accordance with their terms, (B) any shares of any class or series of capital stock, other voting securities, or any securities convertible into or exchangeable or exercisable for any of the foregoing of CTS or (C) any other securities or rights in respect of, in lieu of or in substitution or exchange for any shares of its capital stock, (iv) permitted the issuance or sale of any shares of any class of capital stock or other debt or equity securities of any subsidiary of the Company or any securities convertible into or exchangeable or exercisable for any of the foregoing, (v) declared, paid or proposed to declare or pay any dividend or other distribution, whether payable in cash, securities or other property, on, or in respect of, any Shares (other than a redemption of the Rights in accordance with the Rights Agreement as publicly disclosed to be in effect on March 31, 1997 and distributions of regular semi-annual dividends not to exceed $.10 per Share), (vi) altered or proposed to alter any material term of any outstanding security of the Company or any of its subsidiaries (including the Rights), (vii) issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of, any debt securities or securities convertible into or exchangeable or exercisable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, or otherwise incurred, authorized or proposed the incurrence of, any debt other than in the ordinary course of business and consistent with past practice or any debt containing burdensome covenants, (viii) authorized, recommended, proposed, effected or announced its intention to engage in any merger (other than the Merger), consolidation, liquidation, dissolution, business combination, acquisition (including by way of exchange) of assets or securities, disposition (including by way of exchange) of assets or securities, joint venture, any release or relinquishment of any material contract or other rights of the Company or any of its affiliates or CTS or any comparable event not in the ordinary course of business, (ix) authorized, recommended, proposed or announced its intent to enter into, or entered into any agreement or arrangement with any person, entity or group that in the sole judgment of Purchaser, has or may have material adverse significance with respect to the value of the Company or any of its affiliates, or the value of the Shares to Purchaser or any of its affiliates, (x) amended or proposed, adopted or authorized any amendment (other than any amendment which provides that the Rights are inapplicable to the Offer and the Merger) to the Charter or the By-Laws or similar organizational documents of the Company or any of its subsidiaries or the Rights Agreement or Purchaser shall have learned that the Company or any of its subsidiaries shall have proposed or adopted any such amendment which shall not have been previously disclosed, (xi) entered into or amended any employment, severance or similar agreement, arrangement or plan with or for the benefit of any employee of the Company or any of its subsidiaries (other than in the ordinary course of business) or so as to provide for increased or accelerated benefits to employees as a result of or in connection with the making of the Offer, the acceptance for payment of or payment for Shares by Purchaser or the consummation by Purchaser or any of its affiliates of the Merger or any other business combination involving the Company, (xii) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) of the Company or any of its affiliates, or Purchaser shall have become aware of any such action which shall not have been previously disclosed, or (xiii) agreed in writing or otherwise to take any of the foregoing actions; or

                  (g) Purchaser shall become aware (i) that any material contractual right of the Company or any of its subsidiaries shall be impaired or otherwise adversely affected or that any material amount of indebtedness of the Company or any of its subsidiaries shall become accelerated or otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by Purchaser or any of its affiliates of the Merger or any other business combination involving the Company, (ii) of any covenant, term or condition in any of the instruments or agreements of the Company or any of its subsidiaries that, in the sole judgment of Purchaser, is or may be (whether considered alone or in the aggregate with other such covenants, terms or conditions) materially adverse to either the value of the Company or any of its subsidiaries (including without limitation any event of default that may occur as a result of or in connection with the Offer, the consummation by Purchaser or any of its affiliates of the Merger or any other business combination involving the Company) or the value of the Shares to Purchaser or any of its affiliates or the consummation by Purchaser or any of its affiliates of the Merger or any other business combination involving the Company, or (iii) that any report, document, instrument, financial statement or schedule of the Company filed with the Commission contained, when filed, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; or

                  (h) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated, or any approval, permit, authorization or consent of any domestic or foreign or supranational governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) (including those described or referred to in Section 14) which is required or believed to be appropriate shall not have been obtained on terms satisfactory to the Parent in its sole discretion; or

                  (i) Purchaser or any of its affiliates shall have entered into a definitive agreement or announced an agreement in principle with respect to the Merger or any other business combination with the Company or any of its affiliates or the purchase of any material portion of the securities or assets of the Company or any of its subsidiaries, or Purchaser or any of its affiliates and the Company shall have agreed that Purchaser shall amend or terminate the Offer or postpone the payment for the Shares pursuant thereto.

         The foregoing conditions (in addition to the Record Holder Condition described in Introduction and Section 1) are for the sole benefit of Purchaser and may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion. Any determination by Purchaser concerning the events described above shall be final and binding upon all parties including tendering shareholders. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

         A public announcement will be made of a material change in, or waiver of, such conditions, to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act, and the Offer will be extended in connection with any such change or waiver to the extent required by such rules.

         14.  CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

         GENERAL. Except as set forth below, based upon an examination of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, neither Purchaser nor the Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. However, Purchaser does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to Purchaser's right to delay or decline to purchase Shares if any of the conditions in Section 13 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Parent or Purchaser or that certain parts of the businesses of the Company, the Parent or Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken, any of which could cause Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 14. See Section 13.

         NEW YORK BUSINESS COMBINATION STATUTE. In general, the New York Business Combination Statute prohibits any person who is the "beneficial owner" of 20% or more of the outstanding voting stock of a corporation and therefore is an "interested shareholder" from engaging in certain business combinations (including a merger) with such corporation for a period of five years following the date on which such person first became an interested shareholder, unless the transaction by which such person became an interested shareholder or the business combination is approved by the board of directors of the corporation prior to the date on which such person became an interested shareholder.

         INDIANA TAKEOVER STATUTE. CTS is an Indiana corporation. Chapter 42 of the Indiana Business Corporation Law ("IBCL") provides, in general, that the shares of an issuing public corporation (as defined therein) acquired in a control share acquisition (as defined therein) will not have voting rights unless (a) the corporation's articles of incorporation or bylaws provide that Chapter 42 does not apply to control share acquisitions of shares of the corporation before the control share acquisition or (b) such voting rights are granted pursuant to a shareholder resolution approved by (i) each voting group entitled to vote separately on the resolution by a majority of votes entitled to be cast by that voting group, with the holders of the outstanding shares of a class being entitled to vote as a separate voting group if the proposed control share acquisition would, if fully carried out, result in (A) an increase or decrease in the aggregate number of authorized shares of the class, (B) effect an exchange or reclassification of all or part of the shares of the class into shares of another class, (C) effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of the class, (D) change the designation, rights, preferences, or limitations of all or part of the shares of the class, (E) change the shares of all or part of the class into a different number of shares of the same class, (F) create a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of the class, (G) limit or deny an existing preemptive right of all or part of the shares of the class or
(H) cancel or otherwise affect rights to distribution or dividends that have accumulated but not yet been declared on all or part of the shares of the class and (ii) each voting group entitled to vote separately on the proposal by a majority of all the votes entitled to be cast by that group, excluding all interested shares.

         Any person who proposes to make or has made a control share acquisition may at that person's election deliver an acquiring person statement to the issuing public corporation at the issuing public corporation's principal office. The acquiring person statement must set forth (i) the identity of the acquiring person and each other member of any group of which the person is a part for purposes of determining control shares, (ii) a statement that the acquiring person statement is given pursuant to Chapter 42, (iii) the number of shares of the issuing public corporation owned (directly or indirectly) by the acquiring person and each other member of the group, (iv) the range of voting power under which the control share acquisition falls or would, if consummated, fall, and
(v) if the control share acquisition has not taken place, (a) a description in reasonable detail of the terms of the proposed control share acquisition and (b) representations of the acquiring person, together with a statement in reasonable detail of the facts upon which they are based, that the proposed control share acquisition, if consummated, will not be contrary to law, and that the acquiring person has the financial capacity to make the control share acquisition.

         If requested by the acquiring person at the time of delivery of the acquiring person statement, and if the acquiring person undertakes to pay the corporation's expenses of a special meeting, the directors of the issuing public corporation shall, within 10 days of that time, call a special meeting of shareholders of the issuing public corporation for the purpose of considering the voting rights to be accorded the shares acquired or to be acquired in the control share acquisition. Such meeting shall be held within 50 days and, if requested by the acquiring person, no sooner than 30 days, after receipt by the issuing public corporation of the request, unless the acquiring person otherwise agrees to another date. Further, if no request is made, the voting rights to be accorded the shares acquired in the control share acquisition shall be presented to the next special or annual meeting of the shareholders.

         If authorized in a corporation's articles of incorporation or bylaws before a control share acquisition has occurred, control shares acquired in a control share acquisition with respect to which no acquiring person statement has been filed with the issuing public corporation may, at any time during the period ending 60 days after the last acquisition of control shares by the acquiring person, be subject to redemption by the corporation at the fair market value thereof pursuant to the procedures adopted by the corporation. Control shares acquired in a control share acquisition are not subject to redemption after an acquiring person statement has been filed unless the shares are not accorded full voting rights by shareholders.

         Further, unless otherwise provided in a corporation's articles of incorporation or bylaws before a control share acquisition has occurred, in the event control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority of more of all voting power, all shareholders of the issuing public corporation have dissenters' rights to receive the fair value of their shares pursuant to Chapter 44 of the IBCL, fair value meaning a value not less than the highest price paid per share by the acquiring person in the control share acquisition.

         Chapter 43 of the IBCL prohibits an Indiana "resident domestic corporation" such as CTS from engaging in a "business combination" (defined as a variety of transactions, including mergers) with an "interested shareholder"

(defined generally as a person that is the beneficial owner of 10% or more of a corporation's outstanding voting stock) for a period of five years following the date that such person became an interested shareholder unless (a) prior to the date such person became an interested shareholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder or (b) the proposed transaction meets numerous conditions relating to price, nature, timing and consideration.

         Under Chapter 43, the restrictions described above do not apply if, among other things (a) the resident domestic corporation's original articles of incorporation contains a provision expressly electing not to be governed by Chapter 43; (b) the resident domestic corporation, by action of its shareholders, adopts an amendment to its articles of incorporation or by-laws expressly electing not to be governed by Chapter 43, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote, which amendment would not be effective until 18 months after the adoption of such amendment and would not apply to any business combination between the resident domestic corporation and any person who became an interested shareholder of the corporation on or prior to the date of such adoption; or (c) the corporation does not have a class of voting stock that is registered with the Commission under Section 12 of the Exchange Act, unless the corporation's articles of incorporation provide otherwise; or (d) a shareholder becomes an interested shareholder "inadvertently" and thereafter divests itself of a sufficient number of shares so that such shareholder ceases to be an interested shareholder. Under Chapter 43, the restrictions described above also do not apply to certain business combinations proposed by an interested shareholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and an interested shareholder with the approval of a majority of the resident domestic corporation's directors.

         The foregoing summary of Chapters 42 and 43 does not purport to be complete and is qualified in its entirety by reference to the provisions of Chapters 42 and 43.

         The Purchaser does not believe that any takeover statutes are applicable to the Merger and has not attempted to comply with any state takeover statutes in connection with the Merger. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Merger and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right.

         ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See Section 2.

         The Parent intends to file on the date hereof with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by the Parent and notification to the Company of such filing. Accordingly, it is expected that the waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on Tuesday, April 15, 1997, unless, prior to the expiration or termination of the waiting period, the FTC or the Antitrust Division extends the waiting period by requesting additional information or documentary material from the Parent. If either the FTC or the Antitrust Division were to request additional information or documentary material from the Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the Parent with such request. Thereafter, the waiting period could be extended by court order or by consent of the Parent. The waiting period under the HSR Act may be terminated by the FTC and the Antitrust Division prior to its expiration. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and in any event the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order or by consent of the Parent. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request from the Antitrust Division or the FTC for additional information or documentary material made to the Company will extend the waiting period.

         The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase by Purchaser of Shares pursuant to the Offer, either of the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of the Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

         Based upon an examination of publicly available information relating to the businesses in which the Company is engaged, Purchaser believes that the acquisition of Shares pursuant to the Offer and the Merger would not violate antitrust laws. Purchaser believes that retention of all of the operations of the Company and Purchaser should be permitted under the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

         15.      FEES AND EXPENSES.

         Purchaser has retained Georgeson & Company Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

         In addition, Harris Trust Company of New York has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

         Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request only, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

         16.      MISCELLANEOUS.

         Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

         Parent and Purchaser have filed with the SEC the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule 14D-1, and any amendments thereto, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the SEC).

                                             SB ACQUISITION CORP.


March 31, 1997

                                   SCHEDULE I

                 INFORMATION CONCERNING DIRECTORS AND EXECUTIVE
                        OFFICERS OF PARENT AND PURCHASER

         DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of certain directors, officers and employees of Parent. Unless otherwise indicated, the principal business address of each executive officer of Parent is 110 East 59th Street, New York, NY 10022 and each occupation set forth opposite an individual's name refers to employment with Parent. Where no date is given for the commencement of the indicated office or position, such office or position was assumed prior to March 31, 1992. Each person listed below is a citizen of the United States.


                                                                             PRINCIPAL OCCUPATION OR
NAME AND PRINCIPAL                                                        EMPLOYMENT; MATERIAL POSITIONS
 BUSINESS ADDRESS                                                        HELD DURING THE PAST FIVE YEARS
--------------------------------------------------        --------------------------------------------------------------

Neil D. Arnold..................................            Director.  Executive Vice President, Corporate
  Varity Corporation                                        Development since April 1996 and Chief Financial
  672 Delaware Avenue                                       Officer of Varity Corporation, a manufacturer of
  Buffalo, NY 14209                                         automotive components and diesel engines.

Paul W. Bucha...................................            Director.  President, Paul W. Bucha & Company, Inc.,
  Paul W. Bucha and Company, Inc.                           an international marketing consulting firm; President,
  Foot of Chapel Avenue                                     BLHJ, Inc., an international consulting firm; President,
  Jersey City, NJ 07305                                     Congressional Medal of Honor Society of U.S. since
                                                            September 1995

Frederick G. Chbosky............................            Chief Financial Officer; Executive Vice President -
                                                            Finance of Wheeling-Pittsburgh Steel Corporation
                                                            ("WPSC") since December 1992 and Chief Financial
                                                            Officer of WPSC

Robert A. Davidow...............................            Director.  Private Investor; Director, Arden Group,
  11601 Wilshire Boulevard                                  Inc.
  Suite 1940
  Los Angeles, CA 90025

William Goldsmith...............................            Director.  Management and Marketing Consultant;
  Fiber Fuel International, Inc.                            Chairman and Chief Executive Officer of Overspin
  221 Executive Circle                                      Golf, since January 1994; Chairman of the Board and
  Suite II                                                  Chief Executive Officer of Fiber Fuel International,
  Savannah, GA 31406                                        Inc., since 1994

Ronald LaBow....................................            Director.  Chairman of the Board; President, Stonehill
                                                            Investment Corp.; Director of Regency Equities Corp.,
                                                            a real estate company

Howard Mileaf...................................            Vice President, Special Counsel since April 1993;
                                                            Trustee/Director of Neuberger & Berman Equity
                                                            Mutual Funds

Marvin L. Olshan................................            Director.  Secretary; Partner, Olshan Grundman Frome
  Olshan Grundman Frome &                                   & Rosenzweig LLP
    Rosenzweig LLP
  505 Park Avenue
  New York, NY 10022


                                                                             PRINCIPAL OCCUPATION OR
NAME AND PRINCIPAL                                                        EMPLOYMENT; MATERIAL POSITIONS
 BUSINESS ADDRESS                                                        HELD DURING THE PAST FIVE YEARS
--------------------------------------------------        --------------------------------------------------------------

John R. Scheessele..............................            Director, President and Chief Executive Officer;
                                                            President, Chief Executive Officer and Chairman of
                                                            the Board of WPSC

Garin Smith.....................................            Vice President since October 1995; President and
                                                            Chief Executive Offer of Unimast Incorporated, a
                                                            wholly- owned subsidiary of WHX

Raymond S. Troubh...............................            Director.  Financial  Consultant;  Director of ADT 10 Rockefeller  Plaza
                                                            Limited,  a provider of electronic  security alarm Suite 712 protection,
                                                            America West  Airlines,  Inc.,  Applied New York, NY 10021 Power Inc., a
                                                            manufacturer  and  distributor  of  hydraulic  power  equipment,   ARIAD
                                                            Pharmaceuticals,   Inc.,  Becton,   Dickinson  and  Company,  a  medical
                                                            instrumentation and equipment company,  Diamond Offshore Drilling, Inc.,
                                                            Foundation  Health  Corporation,  General  American  Investors  Company.
                                                            Olsten Corporation, a temporary help company, Petrie Stores Corporation,
                                                            a  retail  chain,  Sunbean  Corporation,   a  manufacturer  of  consumer
                                                            appliances, Time Warner Inc. and Triarc Companies, Inc.

Lynn Williams...................................            Director.  Retired President of United Steelworkers of
1829 Duffield Lane                                          America
Alexandria, VA 22307

Stewart E. Tabin................................            Assistant Treasurer; Vice President of Stonehill
                                                            Investment Corp.

Neale X. Trangucci..............................            Assistant Treasurer; Vice President, Stonehill
                                                            Investment Corp.

         DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. Set forth below are the name and position with Purchaser of each director and executive officer of Purchaser. The principal address of Purchaser and the current business address of each individual listed below is 110 East 59th Street, New York, NY 10022. Each such person is a citizen of the United States. The present principal occupation or employment (in addition to the position with Purchaser indicated below), and material occupations, positions, offices or employments for the past five years of each person is set forth above.

                                                                                     PRESENT POSITION
                     NAME                                                             WITH PURCHASER
------------------------------------------------                 ---------------------------------------------------------

Ronald LaBow..................................                     Director; President
Howard Mileaf.................................                     Director; Vice-President
Stewart E. Tabin..............................                     Director; Vice-President; Treasurer
Neale X. Trangucci............................                     Director; Secretary

                                   SCHEDULE II

                  INFORMATION CONCERNING THE PROPOSED DIRECTORS


         The following table sets forth the name, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of each person proposed by the Purchase to be a director of the Company. The principal business address of each of the persons set forth below is 110 East 59th Street, New York, NY 10022. Each occupation or employment and material occupations, positions, officers or employments for the past five years of each person is set forth in Schedule I. Each person listed below is a citizen of the United States.


                                                                              PRINCIPAL OCCUPATION OR
            NAME AND CURRENT                                              EMPLOYMENT; MATERIAL POSITIONS
            BUSINESS ADDRESS                                              HELD DURING THE PAST FIVE YEARS
-------------------------------------------              -----------------------------------------------------------------

Ronald LaBow. . . . . . . . . . . . . . . .                                       See Schedule I

Howard Mileaf. . . . . . . . . . . . . . . .                                      See Schedule I

Stewart E. Tabin. . . . . . . . . . . . . .                                       See Schedule I

Neale X. Trangucci.......................                                         See Schedule I

                                  SCHEDULE III

                  TRANSACTIONS IN THE SECURITIES OF THE COMPANY

         The following table sets forth the transactions in shares by Parent and the Purchaser in the past 60 days. Unless otherwise indicated, all of such transactions took place on the NYSE.


      Shares of Common Stock                         Purchase Price Per Share                            Date of Purchase
-------------------------------------          -------------------------------------              ------------------------------

             12,000                                           $29.66                                      March 4, 1997

              2,000                                           $30.25                                      March 6, 1997

              6,000                                           $31.46                                      March 10, 1997

             80,000                                           $32.50                                      March 13, 1997

              2,000                                           $32.75                                      March 17, 1997

              1,800                                           $33.00                                      March 18, 1997

              5,800                                           $33.12                                      March 24, 1997

         Manually executed facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:


                        HARRIS TRUST COMPANY OF NEW YORK


       BY MAIL:             BY OVERNIGHT COURIER:              BY HAND:
  Wall Street Station     77 Water Street, 4th Floor        Receive Window
     P.O. Box 1023            New York, NY 10005      77 Water Street, 5th Floor
New York, NY 10268-1023                                   New York, NY 10005
                           BY FACSIMILE TRANSMISSION:
                        (for Eligible Institutions Only)
                             (212) 701-7636 or 7637

                    FOR INFORMATION TELEPHONE (CALL COLLECT):
                                 (212) 701-7624






         Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                            GEORGESON & COMPANY INC.

                                Wall Street Plaza
                            New York, New York 10005
                            Telephone: (212) 440-9800

                                       or

                         CALL TOLL FREE: (800) 223-2064